NEW CINEMA SIGNS FORMAL ACQUISITION AGREEMENT

New Cinema Partners, Inc. (OTCBB: NCPP - news) announced today that it has signed a formal asset purchase agreement with LCTC Enterprises Inc. valued at approximately $35,000,000 USD.

The agreement calls for NCPP to acquire the components of a large-scale cement plant through the issuance of NCPP stock.

LCTC management valued the assets being acquired by NCPP between $25,000,000 - $35,000,000 USD according to Mr. Rob Bailey of LCTC. The acquisition calls for NCPP to issue stock in exchange for the equipment and for NCPP to pursue business plan of LCTC.

Certain members of LCTC management and other industry professionals would be appointed to run the business and assume the key management roles of NCPP. The acquisition also calls for NCPP to change its name to "CEMCORP INTERNATIONAL" or other such name suitable and available to the new enterprise. The business of the Company would then change to cement manufacturing and distribution in strategic markets worldwide, commencing in the Caribbean.

"After a long search; I think we finally found a workable business opportunity that we can stick with." Said John Cox, Director and Secretary of NCPP. "We have been afforded this opportunity by a combination of issues in the cement industry including certain regulations related to the cement industry." LCTC Enterprises Inc. has identified a significant high margin market opportunity through the need for low cost cement production in various global regions including the Caribbean market.

The Caribbean market has a number of compelling reasons why it is open for additional competition.

The Caribbean doesn't produce enough cement to meet its own needs. A significant portion of cement use in the Caribbean is imported. For example, Jamaica imports a full third of its needs from Mexico and Venezuela. Locally produced cement is less expensive than imported due to lower transportation costs. LCTC can produce the cement at a cost of under $60.00 USD per tonne.

Buyers are extremely price sensitive to the current price of $150-$160 USD per tonne and LCTC expects to sell at an average price of $140 per tonne. LCTC has the ability to deliver the cement at this price point profitably due to three important factors.

(i) LCTC will manufacture and distribute the finished product in close proximity to the end user.

(ii) LCTC will not manufacture the "clinker" but will import it at more advantageous prices in bulk and plant operational costs will remain low.

(iii) There is no heavy finance recovery related to the cost of the plant itself.

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LCTC  Enterprises has taken a number of steps to establish  itself in the market to date.

It has acquired a cement plant, which will be dismantled, shipped and rebuilt at a Caribbean site for a fraction of the $30-35 million cost of a comparable new plant or a full production plant, which would cost up to $65,000,000 USD.

LCTC has made trial sales of cement in the region and found buyers open and aggressive in dealing with new competitors based on price. LCTC has established a purchasing agreement to obtain favorable pricing on the delivery of the necessary clinker.

LCTC has established relationships with cement producers in order to fill demand while production is ramped up.

Based on installing the 400,000 tones per year capacity plant, LCTC expects to ramp up to capacity in the first year. The plant capacity would be upgraded for greater capacity thereafter.

According to LCTC the revenue projections based upon these assumptions ranges from $35,000,000 USD to $56,000,000 USD based on 250,000 to 400,000 tonnes in the first year with gross profits  ranging from  $20,000,000  USD to $30,000,000
USD.

LCTC business plan calls for the additional strategic market entries once operations at this initial plant are established and profitable. Prior to closing the acquisition the assets being acquired will be evaluated by a third party appraiser and after that is complete then the two companies may determine the number of NCPP shares that will be issued as consideration.

The acquisition as contemplated represents a change in business direction of NCPP and will require shareholder approval.

"The capital required for the business is nominal in relation to the amount of assets and the business opportunity as presented by LCTC said Martin Lapedus, Chief Financial Officer of NCPP.

"NCPP allows for the financing of a public company rather than a private venture which is often a prerequisite for the type of financing required by the LCTC business plan." According to Bailey, "based upon the NCPP acquisition we have already identified the source of funds that will be necessary to initiate the first phase of the business plan."

Rob Bailey added that once the acquisition was closed that they would raise between $2,500,000 and $5,000,000 in traditional merchant debt financing for the Caribbean phase of the business plan where the equipment assets will be transported, erected, and put into production.

Pictures of the plant assets being acquired and LCTC management in action in Jamaica can be viewed www.ncf2.com (temporary site).

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      This press release contains  forward-looking  statements  within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan", "confident that", "believe", "expect", or "intend to",
      and  similar  conditional   expressions  are  intended  to  identify
      forward-looking statements within the meaning of the Act and are subject to safe harbour created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any forward-looking statements.